Exhibit 99.1

CONTACT:	John McNamara
Director - Investor Relations
StoneMor Partners L.P.
(215) 826-2945

STONEMOR APPOINTS R. PAUL GRADY PRESIDENT AND CHIEF

EXECUTIVE OFFICER AND MARK MILLER CHIEF FINANCIAL

OFFICER

Executives Share Strong Track Records of Driving Growth and Extensive MLP Experience

Together, Bring More Than Six Decades of Operations Leadership and Financial Expertise

TREVOSE, PA – May 16, 2017 - StoneMor Partners L.P. (NYSE: STON) (“StoneMor,” the “Partnership,” a leading owner and operator of cemeteries and funeral homes, today announced the appointment of R. Paul Grady as President and Chief Executive Officer, effective May 17, 2017. Mr. Grady, who will also join the StoneMor Board of Directors, replaces Lawrence Miller, who is retiring as Chairman, President and Chief Executive Officer. StoneMor also announced the appointment of Mark Miller as Chief Financial Officer, effective immediately, and added that Bob Sick has joined its Board of Directors.

“We are delighted to welcome seasoned executives Paul and Mark to StoneMor and believe that their extensive leadership experience and proven management skills make them the ideal choice for the Partnership,” said Robert B. Hellman, StoneMor’s lead director and Chairman of the General Partner. “StoneMor will benefit from Paul’s prior work with master limited partnerships, his proven track record managing complex national businesses and his hands-on leadership style. Combined with Mark’s time as a publicly traded MLP CFO and his well-rounded functional background in accounting, treasury, M&A, FP&A and IT, and we have a formidable leadership team in place. I look forward to partnering with Paul and Mark to put StoneMor firmly back on the path to growth.”

“I have committed substantive time to studying the deathcare industry and StoneMor’s situation in particular,” said Paul Grady. “We have fallen short in operational areas, have a salesforce to re-build and haven’t been effective enough with our financial controls, leading to the delay of our recent quarterly filings. I am committed to fixing these issues. Despite these challenges, I believe the future is bright. We are one of the leading players in a growing industry, and I see no reason we cannot capture that growth in the coming years.”

“It has been a challenging year for StoneMor, but I look forward to fixing any historical errors and leveraging my strong track record building and leading teams that are focused on growth and execution,” said Mark Miller. “Like Paul, I am committed to open and transparent communication. We expect to be in a position to provide preliminary financial results for the 2016 fourth quarter and 2017 first quarter shortly and will file our complete financial results as soon as we are able.”

Mr. Grady began his career in 1978 in sales, marketing and corporate development roles at a number of consumer packaged goods companies, including Campbell’s Soup Company. Most recently, Mr. Grady served as Interim Chief Executive Officer of Rio de Janeiro-based NEOgas S.A.. Mr. Grady, a Philadelphia native, has spent the majority of his career at large companies in the Greater Philadelphia area. He brings more than two decades experience in the oil and gas industry and since 1995 has held Chief Operating Officer positions at AmeriGas Propane, Heritage Propane and Titan Propane. He rose to become President of Heritage Propane prior to its acquisition by AmeriGas Propane in 2012. During his time at these companies he was responsible for more than 12,000 employees and oversaw significant growth in earnings at each of these organizations through execution of organic and acquisition strategies.

Mr. Miller began his career at Deloitte & Touche in New York City. He has been working as a consultant for StoneMor in recent months. Prior to that he served as Chief Financial Officer of Allentown-based CrossAmerica Partners, formerly Lehigh Gas Partners, a publicly listed MLP with $2.7 billion in revenue, where he oversaw a team of approximately 50 people. He brings a 31-year finance career with a strong accounting foundation, followed by more recent M&A and financing experience during CrossAmerica’s growth from private company to approximately $42 million of EBITDA in 2014. Mr. Miller took Lehigh public as an MLP in October of 2012.

Mr. Grady graduated in 1975 from Stetson University in Deland, Florida, with a BA in Marketing and Management. He also earned a J. D. from Stetson College of Law. Mr. Miller graduated in 1984 from Northeastern University, Boston, with a Bachelor of Science in Accounting. Both men are Philadelphia natives.

StoneMor also announced today that Bob Sick has joined the Board of Directors. Mr. Sick has been a private equity investor for more than 20 years, performing transition CEO work in a wide variety of industries and with a large number of private equity and GP groups. He has been CEO of approximately 35 companies through his management company, White Oak Capital, LLC. Most recently, he has been Operating Director at American Infrastructure Funds since 2015. Mr. Sick graduated from Stanford University with a Master of Science in Industrial Engineering/Engineering Management.

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About StoneMor Partners L.P.

StoneMor Partners L.P., headquartered in Trevose, Pennsylvania, is an owner and operator of cemeteries and funeral homes in the United States, with 316 cemeteries and 100 funeral homes in 27 states and Puerto Rico. StoneMor is the only publicly traded death care company structured as a partnership. StoneMor’s cemetery products and services, which are sold on both a pre-need (before death) and at-need (at death) basis, include: burial lots, lawn and mausoleum crypts, burial vaults, caskets, memorials, and all services which provide for the installation of this merchandise. For additional information about StoneMor Partners L.P., please visit StoneMor’s website, and the investors section, at http://www.stonemor.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this release, including, but not limited to, information regarding the the Partnership’s growth prospects and efforts to correct prior accounting errors, are forward-looking statements. Generally, the words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “project,” “expect,” “predict” and similar expressions identify these forward-looking statements. These statements are based on management’s current expectations and estimates. These statements are neither promises nor guarantees and are made subject to risks and uncertainties that could cause actual results to differ materially from those stated or implied by the forward-looking statements, including, without limitation, risks relating to the Partnership’s ability to improve its operations, continue rebuilding its sales force and fully identify and address historical accounting deficiencies, and other risks described in the Partnership’s filings with the U.S. Securities and Exchange Commission. Except as required under applicable law, the Partnership assumes no obligation to update or revise any forward-looking statements made herein or any other forward-looking statements made by it, whether as a result of new information, future events or otherwise.

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